EXHIBIT 99.1

NEWS RELEASE

CONTACT: Ron Closser

Interim Chief Executive Officer, President and acting Chair of the Board

818-591-9800 ext. 550

rclosser@unicoamerican.com

UNICO AMERICAN CORPORATION ANNOUNCES

RETIREMENT AND RESIGNATION OF CARY L. CHELDIN AS PRESIDENT, CEO AND CHAIRMAN OF THE BOARD AND THE APPOINTMENT OF RONALD CLOSSER AS INTERIM PRESIDENT, CEO AND BOARD CHAIR

CALABASAS, CA, AUGUST 10, 2020 – Unico American Corporation (NASDAQ – “UNAM”) (“Unico” or the “Company”) announced today that Cary Cheldin has retired as President and Chief Executive Officer and in conjunction with his retirement, has resigned as a member of the Board of Directors of the Company, effective immediately. Mr. Cheldin has served in these roles since April 1, 2009. Previously, Mr. Cheldin served in several executive and management roles within the Company over four decades.

The Board of Directors expresses appreciation for Mr. Cheldin’s significant achievements during his tenure with the Company. The Board will begin a search for a new President, CEO and Board Chair immediately.

The Board has appointed Ron Closser as Interim President and Chief Executive Officer, and as acting Chair of the Board. Mr. Closser was appointed to the Board in February, 2020, re-elected at the May, 2020 Shareholders’ meeting and has served as chair of the Corporate Nominating and Governance Committee, and as chair of the Corporate Compensation Committee after previously serving on the Corporate Audit Committee. He has over 40 years of insurance experience in underwriting, management, and executive roles, at Fireman’s Fund, ING’s U.S. P&C Operations, CNA, Balboa Insurance, and retired from Zenith Insurance Company in 2018.

“Unico has an extensive history within the state of California of providing commercial policyholders, agents and brokers with solid products and exceptional claim services,“ said Mr. Closser. “While our commitments to customers, producers and employee colleagues remain strong, the organization will be vigorously focused on results: creating vital, viable strategies and tactical executions to improve shareholder value and stronger operational financial stability.”

About Unico

Headquartered in Calabasas, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property and casualty and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary, Crusader Insurance Company, since 1985. For more information concerning Crusader Insurance Company, please visit the Crusader’s website at www.crusaderinsurance.com.

Forward-Looking Statements

Certain statements in this press release are forward looking statements as defined under the Private Securities Litigation Reform Act of 1995 and the Company intends that such forward-looking statements are subject to safe harbors created thereby. These statements, which may be identified by words or phrases such as “anticipate,” “appear,” “believe,” “estimate,” ‘expect,” ‘intend,” “plan,” “predict,” “will,” “may,” “likely,” “future,” “should,” “could,” and “would” and similar words, are intended to identify forward-looking statements. In addition, any statements that refer to projections of the Company’s future financial performance, trends in its business, or other characterizations of future events or circumstances are forward-looking statements.